UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 1)

                         LanguageWare.net (Company) Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                Ordinary Shares, NIS .01 nominal value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    MO1575105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Dave of Event which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [ ]  Rule 13d-1(b)

          [ ]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)


     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

-----------------------------                     -----------------------------
CUSIP No. MO1575105                               Page  2  of  12  Pages
-----------------------------                     -----------------------------

------- ------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          InfoTech Ventures Limited
------- ------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /  /
                                                                       (b) /  /

------- ------------------------------------------------------------------------
  3       SEC USE ONLY

------- ------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION
          Singapore
------- ------------------------------------------------------------------------
                   5     SOLE VOTING POWER
   NUMBER OF             None
    SHARES       ----- ---------------------------------------------------------
  BENEFICIALLY     6     SHARED VOTING POWER
   OWNED BY              2,679,810
     EACH        ----- ---------------------------------------------------------
   REPORTING       7     SOLE DISPOSITIVE POWER
    PERSON               None
     WITH        ----- ---------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         2,679,810
------- ------------------------------------------------------------------------
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,679,810
------- ------------------------------------------------------------------------
 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES *                                                         /  /
------- ------------------------------------------------------------------------
 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          2.5%
------- ------------------------------------------------------------------------
 12       TYPE OF REPORTING PERSON *
          CO
------- ------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-----------------------------                     -----------------------------
CUSIP No. MO1575105                               Page  3  of  12  Pages
-----------------------------                     -----------------------------

------- ------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          WIIG Global Ventures Pte Ltd.
------- ------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /  /
                                                                       (b) /  /

------- ------------------------------------------------------------------------
  3       SEC USE ONLY

------- ------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION
          Singapore
------- ------------------------------------------------------------------------
                   5     SOLE VOTING POWER
   NUMBER OF             None
    SHARES       ----- ---------------------------------------------------------
 BENEFICIALLY      6     SHARED VOTING POWER
   OWNED BY              1,827,442
     EACH        ----- ---------------------------------------------------------
   REPORTING       7     SOLE DISPOSITIVE POWER
    PERSON               None
     WITH        ----- ---------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         1,827,442
------- ------------------------------------------------------------------------
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,827,442
------- ------------------------------------------------------------------------
 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES *                                                         /  /
------- ------------------------------------------------------------------------
 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          1.7%
------- ------------------------------------------------------------------------
 12       TYPE OF REPORTING PERSON *
          CO
------- ------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-----------------------------                     -----------------------------
CUSIP No. MO1575105                               Page  4  of  12  Pages
-----------------------------                     -----------------------------

------- ------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          Seed Ventures II Limited
------- ------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /  /
                                                                       (b) /  /
------- ------------------------------------------------------------------------
  3       SEC USE ONLY

------- ------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION
          Singapore
------- ------------------------------------------------------------------------
                   5     SOLE VOTING POWER
   NUMBER OF             None
    SHARES       ----- ---------------------------------------------------------
  BENEFICIALLY     6     SHARED VOTING POWER
    OWNED BY             2,670,809
     EACH        ----- ---------------------------------------------------------
   REPORTING       7     SOLE DISPOSITIVE POWER
    PERSON               None
     WITH        ----- ---------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         2,670,809
------- ------------------------------------------------------------------------
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,670,809
------- ------------------------------------------------------------------------
 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES *                                                         /  /
------- ------------------------------------------------------------------------
 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          2.5%
------- ------------------------------------------------------------------------
 12       TYPE OF REPORTING PERSON *
          CO
------- ------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-----------------------------                     -----------------------------
CUSIP No. MO1575105                               Page  5  of  12  Pages
-----------------------------                     -----------------------------

------- ------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          Seed Ventures Management Pte Ltd.
------- ------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /  /
                                                                       (b) /  /
------- ------------------------------------------------------------------------
  3       SEC USE ONLY

------- ------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION
          Singapore
------- ------------------------------------------------------------------------
                   5     SOLE VOTING POWER
   NUMBER OF             None
    SHARES       ----- ---------------------------------------------------------
 BENEFICIALLY      6     SHARED VOTING POWER
   OWNED BY              7,178,061
     EACH        ----- ---------------------------------------------------------
  REPORTING        7     SOLE DISPOSITIVE POWER
    PERSON               None
     WITH        ----- ---------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         7,178,061
------- ------------------------------------------------------------------------
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          7,178,061
------- ------------------------------------------------------------------------
 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES *                                                         /  /
------- ------------------------------------------------------------------------
 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          6.7%
------- ------------------------------------------------------------------------
 12       TYPE OF REPORTING PERSON *
          CO
------- ------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-----------------------------                     -----------------------------
CUSIP No. MO1575105                               Page  6  of  12  Pages
-----------------------------                     -----------------------------

------- ------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          Walden International Investment Group (S) Pte Ltd.
------- ------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  /  /
                                                                      (b) /  /
------- ------------------------------------------------------------------------
  3       SEC USE ONLY

------- ------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION
          Singapore
------- ------------------------------------------------------------------------
                   5     SOLE VOTING POWER
   NUMBER OF             None
    SHARES       ----- ---------------------------------------------------------
 BENEFICIALLY      6     SHARED VOTING POWER
   OWNED BY              7,178,061
     EACH        ----- ---------------------------------------------------------
   REPORTING       7     SOLE DISPOSITIVE POWER
    PERSON               None
     WITH        ----- ---------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         7,178,061
------- ------------------------------------------------------------------------
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          7,178,061
------- ------------------------------------------------------------------------
 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES *                                                         /  /
------- ------------------------------------------------------------------------
 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          6.7%
------- ------------------------------------------------------------------------
 12       TYPE OF REPORTING PERSON *
          CO
------- ------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).     NAME OF ISSUER
---------      --------------

               LanguageWare.net (Company) Ltd. (the "Issuer")

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
---------      -----------------------------------------------

               28 Pierre Koenig Street
               Jerusalem 91530 Israel

ITEM 2(A).     NAME OF PERSONS FILING
---------      ----------------------

               InfoTech Ventures Limited ("IVL")
               WIIG Global Ventures Pte Ltd. ("WIIG")
               Seed Ventures II Limited ("Seed")
               Seed Ventures Management Pte Ltd. ("Seed Management")
               Walden International Investment Group (S) Pte Ltd. ("Walden")

               IVL, WIIG, Seed, Seed Management and Walden are filing this Statement on Schedule 13G jointly pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended (the "Act"). Attached to this Statement as Exhibit A is the Joint Filing Agreement of IVL, WIIG, Seed, Seed Management and Walden pursuant to Rule 13d-1(k)(1)(iii) of the Act.

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICES OR, IF NONE, RESIDENCE
---------      ------------------------------------------------------------

               The principal business office of each of IVL, WIIG, Seed, Seed Management and Walden is located at:

               396 Alexandra Road
               #16-03 BP Tower
               Singapore 119954

ITEM 2(C).     CITIZENSHIP
---------      -----------

               IVL--Singapore
               WIIG--Singapore
               Seed--Singapore

               Seed Management--Singapore
               Walden--Singapore

ITEM 2(D).     TITLE OF CLASS OF SECURITIES
---------      ----------------------------

               Ordinary Shares, NIS .01 nominal value per share (the "Shares")

ITEM 2(E).     CUSIP NUMBER
---------      ------------

               MO157505


                               Page 7 of 12 Pages

ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR
------         --------------------------------------------------------
               13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
               ------------------------------------------------------

               (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

               (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act;

               (c) [ ] Insurance company defined in Section 3(a)(19) of the Exchange Act;

               (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

               (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

               (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

               (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

               (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

               (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

               (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

ITEM 4.        OWNERSHIP
------         ---------

               (a)    Amount Beneficially Owned
                      -------------------------

               Walden is the investment manager of IVL and WIIG. Seed Management is the investment manager of Seed. Walden and Seed Management share common directors and management pursuant to which Walden and Seed Management exercise joint voting and investment power over the securities of the Issuer beneficially owned by IVL, WIIG and Seed. Walden and Seed Management may be deemed to share with IVL, WIIG and Seed the power to vote or direct the vote and to dispose or direct the disposition of the 7,178,061 Shares of which IVL, WIIG and Seed are direct beneficial owners as of December 31, 2000.

               (b)    Percent of Class
                      ----------------

               As determined pursuant to Rule 13d-3 of the Act: (i) Walden and Seed Management may each be deemed to be the beneficial owner of an aggregate of 7,178,061 Shares, which constitute approximately 6.7% of the outstanding Shares;
(ii) IVL may be deemed to be the beneficial owner of 2,679,810 Shares, which constitute approximately 2.5% of the outstanding Shares; (iii) WIIG may be deemed to be the beneficial owner of 1,827,442 Shares, which constitute approximately 1.7% of the outstanding Shares; and (iv) Seed may be deemed to be the beneficial owner of 2,670,809 Shares, which constitute approximately 2.5% of the outstanding Shares. According to the Issuer, 106,756,054 Shares were outstanding as of November 2, 2000.

               (c)    Number of shares as to which such person has:
                      ---------------------------------------------


                               Page 8 of 12 Pages

                      (i)    SOLE POWER TO VOTE OR TO DIRECT THE VOTE

                             IVL--None
                             WIIG--None
                             Seed--None
                             Seed Management--None
                             Walden--None

                      (ii)   SHARED POWER TO VOTE OR TO DIRECT THE VOTE

                             IVL--2,679,810
                             WIIG--1,827,442
                             Seed--2,670,809
                             Seed Management--7,178,061
                             Walden--7,178,061

                      (iii)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                             OF

                             IVL--None
                             WIIG--None
                             Seed--None
                             Seed Management--None
                             Walden--None

                      (iv)   SHARED POWER TO DISPOSE OR TO DIRECT THE
                             DISPOSITION OF

                             IVL--2,679,810
                             WIIG--1,827,442
                             Seed--2,670,809
                             Seed Management--7,178,061
                             Walden--7,178,061

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
------         --------------------------------------------

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
------         ---------------------------------------------------------------

               Not Applicable

ITEM 7.        IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
------         ---------------------------------------------------------
               ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               -------------------------------------------------------------
               COMPANY
               -------

               Not Applicable

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
------         ---------------------------------------------------------

               Not Applicable


                               Page 9 of 12 Pages

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP
------         ------------------------------

               Not Applicable

ITEM 10.       CERTIFICATIONS
-------        --------------

               By signing below each of the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 10 of 12 Pages

                                   SIGNATURES

               After reasonable inquiry and to the best of each of the undersigned's respective knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:   February 13, 2001
                                             InfoTech Ventures Limited


                                             By:  /s/ Loo Hock Voon
                                                -------------------------------
                                             Name:     Loo Hock Voon
                                                  -----------------------------
                                             Title:    Authorised Signatory
                                                   ----------------------------


                                             WIIG Global Ventures Ltd.


                                             By:  /s/ Loo Hock Voon
                                                -------------------------------
                                             Name:     Loo Hock Voon
                                                  -----------------------------
                                             Title:    Authorised Signatory
                                                   ----------------------------


                                             Seed Ventures II Limited

                                             By:  /s/ Loo Hock Voon
                                                -------------------------------
                                             Name:     Loo Hock Voon
                                                  -----------------------------
                                             Title:    Authorised Signatory
                                                   ----------------------------


                                             Seed Ventures Management Pte Ltd.


                                             By:  /s/ Loo Hock Voon
                                                -------------------------------
                                             Name:     Loo Hock Voon
                                                  -----------------------------
                                             Title:    Authorised Signatory
                                                   ----------------------------


                                             Walden International Investment
                                               Group (S) Pte Ltd.

                                             By:  /s/ Loo Hock Voon
                                                -------------------------------
                                             Name:     Loo Hock Voon
                                                  -----------------------------
                                             Title:    Authorised Signatory
                                                   ----------------------------


                               Page 11 of 12 Pages

                                    EXHIBIT A
                                    ---------

                                    AGREEMENT

               The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of LanguageWare.Net (Company) Ltd. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Date:   February 13, 2001
                                             InfoTech Ventures Limited


                                             By:  /s/ Loo Hock Voon
                                                -------------------------------
                                             Name:     Loo Hock Voon
                                                  -----------------------------
                                             Title:    Authorised Signatory
                                                   ----------------------------


                                             WIIG Global Ventures Ltd.


                                             By:  /s/ Loo Hock Voon
                                                -------------------------------
                                             Name:     Loo Hock Voon
                                                  -----------------------------
                                             Title:    Authorised Signatory
                                                   ----------------------------


                                             Seed Ventures II Limited


                                             By:  /s/ Loo Hock Voon
                                                -------------------------------
                                             Name:     Loo Hock Voon
                                                  -----------------------------
                                             Title:    Authorised Signatory
                                                   ----------------------------


                                             Seed Ventures Management Pte Ltd.


                                             By:  /s/ Loo Hock Voon
                                                -------------------------------
                                             Name:     Loo Hock Voon
                                                  -----------------------------
                                             Title:    Authorised Signatory
                                                  -----------------------------


                                             Walden International Investment
                                               Group (S) Pte Ltd.


                                             By:  /s/ Loo Hock Voon
                                                -------------------------------
                                             Name:     Loo Hock Voon
                                                  -----------------------------
                                             Title:    Authorised Signatory
                                                   ----------------------------


                               Page 12 of 12 Pages